Exhibit 5.1
August 31, 2006
Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, Texas 77024
Ladies and Gentlemen:
     We have acted as counsel for Group 1 Automotive, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 500,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company issuable under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan, as amended (the “Plan”), and subject to adjustment as provided therein.
     In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Plan, the Registration Statement on Form S-8 (File No. 333-42165) filed on December 12, 1997 covering the registration of 200,000 shares of Common Stock issuable under the Plan, the Registration Statement on Form S-8 (File No. 333-70043) filed on December 31, 1998 covering the registration of 800,000 shares of Common Stock issuable under the Plan, the Registration Statement on Form S-8 (File No. 333-75754) filed on December 21, 2001 covering the registration of 500,000 shares of Common Stock issuable under the Plan, the Registration Statement on Form S-8 (File No. 333-106486) filed on June 25, 2003 covering the registration of 500,000 shares of Common Stock issuable under the Plan and the Registration Statement on Form S-8 to be filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the Plan, will be validly issued and fully paid and non-assessable.
     The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

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     We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.